UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 21, 2019

PDL BioPharma, Inc.

(Exact name of Company as specified in its charter)

000-19756
(Commission File Number)

Delaware	94-3023969
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

932 Southwood Boulevard
Incline Village, Nevada 89451
(Address of principal executive offices, with zip code)

(775) 832-8500
(Company’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	PDLI	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 9, 2019, the Company issued a press release announcing that the Company has decided to pursue a formal process to unlock value by monetizing the Company’s assets and returning net proceeds to shareholders. In order to incentivize the Company’s management team throughout this process and align management’s interest more closely with those of shareholders, on December 21, 2019, the Compensation Committee of the Board of Directors of the Company adopted a Wind Down Retention Plan in which the Company’s executive officers and other employees who are participants in the Company’s Severance Plan are eligible to participate.

Under the Wind Down Retention Plan, participants are eligible to earn a retention benefit in consideration for their continued employment with the Company. The Wind Down Retention benefits are equivalent to previously disclosed compensation payments contemplated in connection with a change in control under the Company’s existing Severance Plan. For our Chief Executive Officer, the retention benefit is a lump sum cash payment equal to three times the sum of his base salary and target bonus, plus an amount equal to the cost of 12 months of health insurance continuation under COBRA. For other executive officers, the retention benefit equals two times the sum of their base salary and target bonus, plus an amount equal to the cost of 12 months of health insurance continuation under COBRA. Under the Wind Down Retention Plan, payment of the retention benefit to any participant will occur upon the earlier of (i) termination of the participant’s employment with the Company either by the Company without cause or by the participant for good reason or (ii) the consummation of a change in control of the Company. The retention benefit, if paid, would be in lieu of (and not in addition to) any other severance compensation that could become payable to the participant under the Company’s Severance Plan. The Wind Down Retention Plan, during its term, is intended to supersede any inconsistent terms or duplicative benefits that would apply from the Company’s preexisting severance program.

The Wind Down Retention Plan also provides that, consistent with the existing terms of the Company’s Amended and Restated 2005 Equity Incentive Plan, the vesting of all outstanding equity awards held by participants as of the date the plan is adopted will be accelerated upon the earlier of: (i) a termination of the participant’s employment with the Company either by the Company without cause or by the participant for good reason or (ii) the consummation of a change in control of the Company. In addition, the post-termination exercise period for all outstanding stock options will be extended until their expiration date.

The Wind Down Retention Plan further provides for equitable adjustments to outstanding stock options held by participants to ensure such participants realize the same benefits provided to shareholders in the event one or more cash dividends or other distributions become payable to shareholders. Consistent with the existing terms of the Company’s Amended and Restated 2005 Equity Incentive Plan, in the event one or more cash dividends or other distributions are paid to shareholders, the exercise price of outstanding stock options will be reduced on a dollar-for-dollar basis to reflect the per share value of such dividends or distribution; provided that such exercise price will not be reduced below the par value of the shares subject to the option. Furthermore, in the event that the Company declares a cash dividend or other distribution that exceeds the difference between the exercise price of an outstanding stock option and the par value of the underlying shares, the holder of such stock option will be entitled to receive from the Company, in lieu of such equitable adjustment, a cash payment in an amount equal to the number of shares subject to such stock option multiplied by the per share amount of the cash dividend that exceeds the difference between exercise price of the outstanding option and the par value of the underlying shares. This payment shall be payable once for a given option and shall be made on the same date that dividend payments are paid to the Company’s shareholders.

The terms of the Wind Down Retention Plan provide that the plan may not be amended or terminated without the written consent of each affected participant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PDL BIOPHARMA, INC.
(Company)

By:	/s/ Dominique Monnet
Dominique Monnet
President and Chief Executive Officer

Dated: December 23, 2019